Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS FIRM:
Jacuzzi Brands, Inc.		The Equity Group Inc.
Diana Burton, VP - Investor Relations		Devin Sullivan
(561) 514-3850		(212) 836-9608

JACUZZI BRANDS ANNOUNCES PRICING OF SENIOR SECURED NOTES

West Palm Beach, FL - June 30, 2003 -- Jacuzzi Brands, Inc. (NYSE: JJZ) (the “Company “), announced today that it had priced its offering of $380 million in aggregate principal amount of 9.625% Senior Secured Notes due 2010 (the “Notes”). The Notes will mature on July 1, 2010. Interest on the Notes will be payable semiannually on January 1st and July 1st of each year, beginning on January 1, 2004. The Notes will be secured by a first-priority security interest in substantially all of the Company's and the subsidiary guarantors' domestic real property, plant and equipment and a second-priority security interest in certain other assets. The offering is expected to close on July 15, 2003.

The closing of this offering is contingent upon the closing of new credit facilities for the Company. Jacuzzi Brands intends to use the net proceeds from the Notes, together with initial borrowings under the new credit facilities, to repay outstanding debt under its existing credit facilities and to redeem its 7.125% Senior Notes due 2003, 11.25% Senior Notes due 2005 and 7.25% Senior Notes due 2006.

This announcement is neither an offer to sell nor a solicitation to buy the Notes. The Notes have not been, and will not be, registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company's current expectations with respect to future market conditions, and other plans. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, terrorist acts, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, and changes in raw material and component costs, could cause our actual results during the remainder of 2003 and in future years to differ materially from those expressed in the reports filed with the Securities and Exchange Commission by the Company.